Exhibit 10.22

Copyright Assignment Agreement

This COPYRIGHT ASSIGNMENT AGREEMENT (the "Agreement") is entered into as of the 28th day of December, 2017 (the "Effective Date") by and between MANUSCRIPT PRODUCTIONS, LLC, an Arizona limited liability company ("Assignor"), and STADSC, LLC ("Assignee").

R E C I T A L S

A.
Assignor holds all rights in a film manuscript and fictional film characters for commercial use by Assignor;

B.
Assignor desires to assign the foregoing to Assignee; and

C.
The film manuscript, story and fictional film characters and related film materials contemplated by this Agreement embody intellectual property which the parties desire to vest exclusively in Assignee.

W H E R E F O R

IN CONSIDERATION of the covenants, conditions and terms of this Agreement, including moneys previously paid to Assignor by Assignee and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.  Assignor has created and will in the future create works of authorship for the film "Manuscript" including a film manuscript entitled "Manuscript," characters, character names, images, illustrations, scenes, and related artwork, ideas, designs, text, logos, graphics, plans, documents, concepts, guides, displays, and prototypes, as well as any derivative works and/or improvements based on the foregoing (individually and collectively referred to as the "Works").

2. Assignor hereby irrevocably assigns, transfers, and conveys, and agrees to assign, transfer, and convey to Assignee all of Assignor's right, title, and interest in and to the Works, including copyright and any copyright registrations that may arise and/or may be granted in the United States and any foreign country, and including each and every derivative work arising from the Works.

3. Assignor agrees to promptly execute any and all papers (prepared at the expense of Assignee) which are deemed necessary or appropriate by Assignee to perfect and/or vest in it the right, title, and interests herein conveyed.

4. Assignor agrees to promptly execute any and all petitions, oaths, declarations, or other papers (prepared at the expense of Assignee) which are deemed necessary or appropriate by Assignee for obtaining copyright registration in the United States and/or foreign countries relating to the Works.

5. Assignor agrees to assist and cooperate with Assignee in any legal proceedings involving the Works, including proceedings before any Copyright Office of the United States or any foreign country, and court actions, at Assignee's expense.

6. Assignor hereby covenants, represents and warrants to Assignee that Assignor owns good legal and equitable title to the Works pursuant to the Assignment and related documentation attached hereto as Exhibit A.

7. The terms, covenants, and provisions of this assignment shall inure to the benefit of Assignee, their respective successors, assigns, and/or other legal representatives, and shall be binding upon Assignor, its successors, assigns and other legal representatives.

8. Assignor warrants and represents that it has not entered into any assignment, contract, or understanding which may be inconsistent with or otherwise conflict herewith.

9. No modification, renewal, extension, and/or waiver of this agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, or waiver is sought, unless made in writing and signed on behalf of such party by one in authority to do so.

10. Assignor and Assignee agree and acknowledge that Assignor's relationship with Assignee is independent and not arising out of any employment arrangement and not that of an employee.

11. By this instrument the Works are for the sole and exclusive benefit of and use by Assignee, and Assignee shall be the sole and exclusive owner of all right, title, and interest therein, including all copyright and proprietary rights relating thereto. Without limiting the generality of the foregoing, Assignee shall have the sole and exclusive right (but not the obligation) to use the Works and to use, reproduce, re-use, alter, modify, edit, or change all or any portion of the Works for any purpose and in Assignee's sole discretion.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Assignor:

MANUSCRIPT PRODUCTIONS, LLC, an Arizona limited liability company

By:	/s/ Michael Witherill

Name:	Michael J. Witherill

Its:	Manager

Assignee:

STADSC, LLC, an Arizona limited liability company

By:	/s/ David Coia

Name:	David S. Coia

Its:	Manager

Exhibit A

February 20, 2017

Louis Rosenberg
Joe Rosenbaum
c/o Zero Gravity Management
11110 Ohio Ave, Suite 100
Los Angeles, CA 90025
Attn: Eric Williams

Re: "THE MANUSCRIPT"

Louis and Joe -

This will confirm the agreement ("Agreement") between Mark Williams Films, LLC ("Purchaser") and Louis Rosenberg and Joe Rosenbaum ("Owner") with respect to the original feature-length screenplay presently entitled "THE MANUSCRIPT " written by Owner (which, together with all now existing and hereafter created titles, themes, ideas, stories, contents, dialogue, characters, artwork, visual images, issues, adaptations and other versions thereof, is hereinafter called the "Property"). The term "Picture", as used herein, shall refer to the first production produced hereunder based on the Property whether intended for initial television or theatrical release or otherwise.

Conditions Precedent: Purchaser's obligations hereunder shall be contingent upon the occurrence of (i) Owner's execution and delivery to Purchaser of this Agreement and (ii) Purchaser's approval of the chain of title to the Property, which Purchaser acknowledges having approved.

1. **Option**.

(a) Option Period: In consideration of Purchaser's efforts to arrange for financing and production of the Picture and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Owner hereby grants to Purchaser the sole, exclusive and irrevocable right and option ("Option") to purchase all right, title and interest in all languages, throughout the universe in perpetuity in and to the Property. The Option shall be exercisable at any time commencing on the date hereof and continuing through and including the date which is twelve (12) months after the later of the date of execution hereof by Owner or satisfaction of the conditions precedent above ("Initial Option Period"). The period within which the Option may be exercised may be extended for an additional period of twelve (12) months upon written notice accompanied by payment to Owner of an additional sum of five hundred Dollars ($500) ("First Extension Payment") on or before the expiration of the Initial Option Period ("First Extension Period"). The First Extension Payment, if any, shall apply against the Purchase Price pursuant to paragraph 2(a) below. The Initial Option Period and, if applicable, the First Extension Period shall be referred to herein as the "Option Period." In the event the Option Period would otherwise expire on a Saturday, Sunday or national holiday, said period or extension shall be extended without notice until the end of the next following business day.

(b) Development Activities: During any and all periods during which the Option is exercisable, Purchaser shall have the right to engage in pre-production and development activities with respect to a theatrical motion picture or other production intended to be based on the Property, including, without limitation, the preparation and/or submission of treatments, screenplays or other writings based upon the Property and the negotiation and consummation of agreements relating to the rights in the Property which may be acquired by Purchaser hereunder (except to the extent the foregoing incorporates the Property, the "Development Materials"). Notwithstanding the foregoing, it is understood and agreed that, whether or not Purchaser exercises the Option, except as provided below in this paragraph, Owner shall have no right, title or interest in or to the Development Materials prepared, created or developed by Purchaser or at Purchaser's request. Owner will prepare and deliver to Purchaser up to one polish of the Property as Purchaser may reasonably request in accordance with such schedule as Purchaser may reasonably designate for no additional payment beyond payment of the Purchase Price, if the Option is exercised; any such rewrite and/or polish of the Property written by Owner for no compensation during the Option Period shall revert to Owner free and clear of any liens or encumbrances and with no obligation to Purchaser, in the event that the Option expires without having been exercised.

(c) Suspension and Extension of the Option Period: The Option Period shall be extended without notice for any period during which a third party makes bona fide a claim (except for a so-called frivolous or nuisance claim) involving the Property until such claim is resolved so that the rights to be granted hereunder can be acquired free and clear of any claims, demands, liens or encumbrances of any kind whatsoever. The Option Period shall also be extended without notice for the duration of any event of force majeure (including, without limitation, any riot, war, act of God, strike or labor controversy) affecting the motion picture or television industries which also affects the development and/or production of the Property. Purchaser will provide notice of any force majeure suspension within a reasonable time after commencement of the force majeure event, but such notice shall not be a condition to the effectiveness of the suspension. No suspension for an event of force majeure shall exceed a period of six (6) months from the date of such suspension, and no suspension for a claim shall exceed a period of twelve (12) months unless a lawsuit or arbitration relating to the claim has commenced. Purchaser will notify Owner of any such extension in writing as soon as reasonably practical; provided that Purchaser's failure to do so shall not be deemed a breach of this Agreement.

(d) Exercise of the Option: The Option shall be deemed exercised upon written notice (accompanied by payment of the Purchase Price, as defined below) given to Owner during the Option Period, but in no event later than the commencement of principal photography of the Picture.

2. **Consideration.**

(a) Purchase Price. As full and complete consideration for all of the rights herein granted and assigned and to be granted and assigned by Owner to Purchaser and for Owner's representations, warranties and agreements hereunder, concurrently with the exercise of the Option Purchaser agrees to pay, and Owner agrees to accept, the sum of Two Hundred Thousand Dollars ($200,000) ("Purchase Price").

(b) Contingent Compensation: If Purchaser produces and releases the Picture as a theatrical motion picture and Owner receives sole "written by" or "screenplay by" credit for the Picture ("Sole Credit"), then Owner shall be entitled to receive an amount equal to five percent (5%) of one hundred percent (100%) of the "net proceeds", if any, of the Picture. If Owner receives shared "written by" or "screenplay by" credit for the Picture ("Shared Credit"), then Owner shall be entitled to receive an amount equal to two and a half percent (2.5%) of one hundred percent (100%) of the "net proceeds", if any, of the Picture. If it is finally determined that Owner is not entitled to receive Sole Credit or Shared Credit for the Picture, no additional consideration shall be payable to Owner hereunder. For purposes hereof, "net proceeds" shall mean all gross receipts received by or credited to Mark Williams Films, LLC or any affiliated or related entity in US Dollars or freely remittable foreign currency from the distribution of the Picture in all media and from any other source of exploitation in respect of the Picture (including, without limitation, the exploitation of any merchandising, music or publishing rights of Purchaser in the Picture), less all actual, verifiable, out-of-pocket, direct costs of production, financing, distribution and exploitation and all deferments and contingent compensation. Notwithstanding the foregoing, the definition of "net proceeds" accorded to Owner hereunder shall be no less favorable than the definition of "net proceeds" accorded to any other "net proceeds" participant (other than financiers) in connection with the Picture. Purchaser represents and warrants that there shall be no other form of backend participation (excluding deferrals and any backend participation due to financiers) in connection with the Picture other than a share of net proceeds. Purchaser may maintain reasonable reserves, which will be liquidated within a reasonable period of time. Owner acknowledges that Owner's share of net proceeds, if any, provided hereunder shall not be a lien upon or claim against any of the rights granted herein, the Picture or any other exploitation of the rights granted herein.

3. **Theatrical Sequels, Remakes, Television Programs.** If Purchaser or its assignee or designee produces and releases the Picture based on the Property, and Owner is entitled to Sole Credit therein and Owner is not engaged to render services in connection with the applicable production in any capacity, then Owner shall be entitled to the following payments; provided that if Owner is entitled to Shared Credit, such payments shall be reduced by 50%.

(a) Theatrical Sequel: In the event a feature-length theatrical motion picture "sequel" is produced by Purchaser or Purchaser's assignee or designee (as the term "sequel" is commonly understood in the entertainment industry, which term shall be deemed to include a "prequel"), then Owner shall be entitled to receive sums equal to fifty percent (50%) of the Purchase Price paid to Owner pursuant to paragraph 2 above, plus a sum equal to 2.5% of 100% of the net proceeds of each such sequel.

(b) Theatrical Remakes: In the event a feature-length theatrical motion picture "remake" is produced by Purchaser or Purchaser's assignee or designee (as the term "remake" is commonly understood in the entertainment industry), then Owner shall be entitled to receive sums equal to thirty-three and one third percent (33 1/3%) of the Purchase Price paid to Owner pursuant to paragraph 2 above, plus a sum equal to 1.67% of 100% of the net proceeds of each such sequel.

(c) Television Movies, Mini-Series and Direct to Video Productions:

(i) In the event a movie-of-the-week and/or mini-series ("Television Production") is produced based on the Picture for U.S. primetime network television (ABC, CBS. FBC, CW and NBC) or for premium cable (e.g., HBO, Showtime and TNT) or a major digital platform (e.g., Netflix, Hulu or Amazon) or a feature length direct to video production is produced, then Purchaser shall pay to Owner the sum of Ten Thousand Dollars ($10,000) per broadcast hour, but not to exceed the sum of Eighty Thousand Dollars ($80,000) per Television Production. For other than primetime network or premium cable television, the foregoing shall be reduced by fifty percent (50%).

(ii) If any Television Production or direct to video production is released theatrically (excluding screenings or special or limited showings), Owner shall be entitled to the following: (i) If such exhibition occurs in the United States prior to its initial television exhibition, an amount equal to fifty percent (100%) of the payment made to Owner pursuant to paragraph 3(c)(i) above; (ii) If such exhibition occurs in the United States after its initial television exhibition, an amount equal to twenty-five percent (50%) of the payment made to Owner pursuant to paragraph 3(c)(i) above; (iii) If such exhibition occurs outside the United States at any time, an amount equal to twenty-five percent (50%) of the payment made to Owner pursuant to paragraph 3(c)(i) above; and (iv) In no event shall the aggregate total of payments payable pursuant to this paragraph 3(c)(ii) exceed one hundred percent (100%) of the payment made to Owner pursuant to paragraph 3(c)(i) above.

(d) Television Series:

(i) In the event a television series based upon the Picture ("Series") is produced for U.S. television, Owner shall be entitled to receive the following:

Primetime Network (i.e., ABC, CBS, NBC, CW or FBC) or premium cable (e.g., HBO, Showtime or TNT) or a major digital platform (e.g., Netflix, Hulu or Amazon)

Running Time	
30 minutes (or less)	$2,100
60 minutes (or less but more than 30 minutes)	$4,000
90 minutes (or more)	$5,200

Non-Primetime or Non-Network

Running Time	
30 minutes (or less)	$ 1,050
60 minutes (or less but more than 30 minutes)	$2,000
90 minutes (or more)	$2,600

(ii) If any Series is run for free television in the United States, Owner shall be paid as to the second (2nd) run, the third (3rd) run, the fourth (4th) run, the fifth (5th) and the sixth (6th) run, respectively, twenty percent (20%) of the applicable sum initially paid to Owner as to such Series pursuant to Paragraph 3(d)(ii) above. Thereafter, Purchaser shall have no further obligation to Owner pursuant to this paragraph 3.

(iii) Owner shall be entitled to receive fifty percent (50%) of the applicable royalties set forth in paragraph 6(d)(i) above for a "generic" spin-off television series based on the Property or twenty-five percent (25%) for a "planted" spin-off. A "generic" spin-off series is a series in which the central character in a continuing role was created by Owner and appeared in the Picture and the Series; a "planted" spin-off is a spin-off series other than a "generic" spin-off.

(e) Payment of Royalties: Theatrical payments due hereunder shall be payable on the commencement of principal photography of the applicable picture. Television payments for long form television productions, direct to video payments and the initial payments for each series episode shall be payable upon commencement of principal photography of each such episode. Rerun payments and any payments due pursuant to subparagraph 3(c)(ii) above shall be payable within 30 days after the broadcast or release (as applicable) triggering the payment.

4. **First Opportunity**. If within seven (7) years after the initial release (if any) of the Picture, Purchaser (or its assignee, successor or designee) elects (in its sole discretion) to have a screenplay written for the initial theatrical, television or direct to video sequel/prequel to or initial remake of the Picture (collectively, "Subsequent Production"), and provided Owner received Sole Credit on the Picture and has not been rewritten (other than a so-called production polish), and is then active as a writer in the theatrical motion picture industry and is available as, when and where reasonably required by Purchaser, then, subject to broadcaster approval (which Purchaser shall exercise good faith efforts to obtain) in the case of a television production, Purchaser shall first negotiate with Owner for Owner's writing services on the screenplay for the first such Subsequent Production with the sole credit bonus offered by Purchaser to be not less than the formula for the Purchase Price for the Picture. If Purchaser and Owner fail to agree on terms for Owner's services on such Subsequent Production within thirty (30) days following Purchaser's service of notice on Owner of the commencement of negotiations therefor, if Owner is unavailable, or if Owner elects not the write, then Purchaser shall have no further obligation to Owner except for payment of royalties, if any, to which Owner may be entitled under paragraph 3 above. This paragraph will apply to each succeeding theatrical remake or sequel/prequel, provided that all of the conditions of this paragraph are satisfied with respect to the immediately preceding remake or sequel/prequel.

5. **Representations, Warranties and Indemnifications.**

(a) Subject to Article 28 of the WGA Basic Agreement, Owner hereby represents and warrants that: (i) the Property was created and written solely by and is wholly original with Owner; (ii) neither the Property nor any element thereof infringes upon any other literary property or any right of any person; (iii) the production and exploitation of any motion picture or other production based upon the Property and, to the best of Owner's knowledge (or that which Owner should have known in the exercise of reasonable prudence and diligence), the full use of the rights herein granted will not violate the rights of privacy or publicity of any person or constitute a defamation against any person or in any way violate any rights of any kind of any person whomsoever; (iv) the Property is not in the public domain in any jurisdiction of the world, which is signatory to the Berne Convention or UCC; (v) Owner is the sole and exclusive owner throughout the universe of all rights in and to the Property free and clear of any liens, encumbrances, claims or litigation, whether threatened or pending; (vi) Owner has and will hereafter perform all of Owner's obligations, if any, in connection with the Property; (vii) Owner has the full right, power and authority to make and perform this Agreement and to grant the rights transferred hereunder; (viii) the Property has not previously been exploited as a theatrical or nontheatrical motion picture or television production, play or otherwise in story or dramatic form, and no rights have been or will be granted to any third party to do so; (ix) no development of the Property or any part thereof (including any idea, treatment or screenplay based thereon) for the purpose of producing a motion picture or other production has been previously undertaken or authorized; (x) Owner will not execute any other agreement in conflict herewith or in any way attempt to sell, dispose of, encumber or hypothecate any of the rights herein granted to Purchaser with respect to the Property or do or knowingly permit to be done any act or things by which said rights may be impaired; and (xi) Owner agrees that Owner will not use or authorize the use of any of the rights in the Property not granted to Purchaser in any manner or for any purpose which would unfairly compete with the full and unrestricted use of the rights herein granted to Purchaser.

(b) Owner agrees that Owner will not at any time hereafter issue or cause to be issued any publicity (other than incidental publicity relating primarily to Owner, which publicity shall in no event be derogatory to Purchaser or to the Picture) regarding this Agreement or the Picture without Purchaser's written consent, nor will Owner execute any other agreement in conflict herewith or in any way attempt to sell, dispose of, encumber or hypothecate any of the rights herein granted to Purchaser with respect to the Property or do or knowingly permit to be done any act or things by which said rights may be impaired; and Owner agrees that Owner will not use or permit the use of any of the rights in the Property not granted to Purchaser in any manner or for any purpose which would unfairly compete with the full and unrestricted use of the rights herein granted to Purchaser.

(c) Subject to Article 28 of the WGA Basic Agreement, in the event of any breach by Owner of the representations, warranties, agreements and authorizations contained herein,. Owner agrees to defend, indemnify and hold harmless Purchaser, and its successors, licensees and assigns, against any third party claim, loss, damage, cost and expense (including reasonable, outside attorneys' fees, whether or not litigation is commenced) suffered thereby. Purchaser agrees to defend, indemnify and hold harmless Owner against any claim, loss, damage, cost and expense (including attorneys' fees) suffered by Owner in connection with (i) material added to or changes made in the Property by Purchaser or at Purchaser's express written direction (ii) a breach of Purchaser's representations and warranties hereunder; and (iii) the development, production and exploitation of the Picture or any element thereof, except to the extent Owner's is required to indemnify Purchaser hereunder.

6. **Infringements of Rights**. Owner hereby grants to Purchaser the free and unrestricted right, but at Purchaser's own cost and expense, to institute in Owner's name and on Owner's behalf, or on behalf of Purchaser and Owner jointly, any and all suits and proceedings at law or in equity, to enjoin and restrain any infringements of, and to otherwise preserve and protect, the rights herein granted, and , provided that Purchaser exercises the Option, Owner hereby assigns and sets over to Purchaser any and all recoveries obtained in any such action. Owner will not compromise, settle or in any manner interfere with such litigation if brought, unless Purchaser so requests of Owner in writing.

7. **Grant of Rights**. Upon exercise, if any, of the Option and payment of the Purchase Price, Purchaser shall acquire all right, title and interest of any kind or nature whatsoever, whether now or hereafter existing, in all languages, throughout the universe, in perpetuity in and to the Property and in and to the copyright thereof and all renewals and extensions of copyright. No rights of any kind will be reserved by Owner. The rights acquired upon exercise of the Option include, without limitation, all motion picture and television rights (including, without limitation, all silent, sound, dialogue, musical, live action and animated motion picture and television rights and all remake and sequel rights thereto), digital television rights, publication rights, merchandising rights, radio rights, video and computer games, videocassette and video or laser disc, any computer assisted media rights (including, but not limited to, CD-ROM, CD-I and similar disc systems), interactive media and multi-media rights and any other devices or methods now known or hereafter devised, and without limiting any of the foregoing rights, the following sole and exclusive rights throughout the universe:

(a) The right to make, produce, adapt, exploit and copyright the Picture and one or more additional motion picture adaptations or versions based in whole or in part on the Property including, but not limited to, remakes of and prequels and sequels to any motion picture produced hereunder and motion pictures in series or serial form whether for broadcast on television or otherwise, and for such purposes to record, reproduce and license others to record and reproduce in synchronization with such motion pictures, spoken words taken from or based upon the text or theme of the Property and any and all kinds of music, musical accompaniments and/or lyrics to be performed or sung by the performers in any such motion picture and any and all other kinds of sound and sound effects. Such motion picture adaptations or versions may be fixed on film, tape, disc, wire, audiovisual cartridge, cassette or by any other technical process now known or hereafter devised in any and all sizes, gauges, colors and types.

(b) The right to exhibit, broadcast, transmit, perform, rent, lease and exploit in any manner any motion picture or other production produced hereunder by any and all means and technical processes now known or hereafter devised including, without limitation, film, tape, disc, wire audiovisual cartridge, cassette and all forms of television (including commercially sponsored, sustaining, subscription and pay television) in any place whatsoever, including homes, theaters and elsewhere, whether or not a fee is charged directly or indirectly for viewing any such motion picture.

(c) Without limitation of any of the other rights to be granted to Purchaser hereunder, the right to broadcast and/or transmit by means of television, radio or any process analogous thereto now known or hereafter devised, all or any part of the Property or any adaptation or version thereof, and announcements of or concerning said motion picture or other version(s) for the purpose of advertising, publicizing or exploiting such motion picture or other version(s), which broadcasts or transmissions may be accomplished through any method or means (other than through the use of living actors performing simultaneously with such broadcast or transmission) including the use of motion pictures (including trailers) and sound recordings reproduced on film, tape, wire, disc, audiovisual cartridge or otherwise.

(d) All publishing rights, including the right to publish and copyright or cause to be published and copyrighted in the name of Purchaser or its nominee in any and all languages throughout the world, in any form or medium, synopses, scenarios, abridged and/or revised versions of, or excerpts from the Property.

(e) The right to publish and exploit screenplays, so-called "photonovels" consisting of still photographs from any motion picture produced hereunder with captions or other written material, and "making of" books and similar books related to the production of any motion picture produced hereunder.

(f) The right to use all or any part of the Property and any of the characters, dialogue, plots, themes, stories or ideas therein contained, and the title of the Property and title or subtitle of any component of the Property, as the title of any motion picture or other version of the Property and/or as the title of any musical composition contained in any such motion picture or other version of the Property.

(g) The right to manufacture, sell, furnish, supply and distribute products, by-products, services, facilities, merchandise, commodities of every nature and description, including, but not limited to, still photography, drawings, posters, artwork, toys, games, items of wearing apparel, foods, beverages, read-along books (e.g. books packaged with a related sound recording) storyteller records, computer software, tapes, coloring books, comic books, phonograph records, soundtrack recordings, sheet music and similar items which make reference to or are based upon or adapted from any motion picture based upon the Property and produced hereunder and the right to make trade deals and commercial tie-ups of all kinds involving or based on any motion picture project or other production produced hereunder, or any part thereof arising out of or connected with the Property, motion picture or other versions thereof, the title or titles thereof, the characters thereof and/or their names or characteristics.

(h) The right to use Owner's name, likeness and approved biography (such approvals not to be unreasonably withheld and to be deemed granted if not denied by Owner within 5 business days following Purchaser's request therefor, unless a shorter period of time is reasonably requested) in and in connection with any motion picture or other production produced hereunder, and the advertising, publicizing and exploitation thereof, and any other use or exploitation of any of the rights to be granted to Purchaser hereunder (provided that Owner's name, likeness or biography shall not be used in a manner so as to endorse any product or service).

(i) The unrestricted right to change, edit, amend, add to, subtract from, use, not use, alter, fictionalize or otherwise modify, and combine with any other material, the whole or any part of, the Property, in any manner purchaser may in its discretion determine in connection with the Picture. To the fullest extent allowable under any applicable law, Owner hereby irrevocably waives or assigns to Purchaser Owner's so-called "moral rights" or "droit moral". Owner expressly acknowledges that many parties will contribute to the Picture and other works that will embody all or party of the Property. Accordingly, if under any applicable law the above waiver or assignment by Owner of "moral rights" or

"droit moral" is not effective, then Owner agrees to exercise such rights in a manner which recognized the contribution of and will not have a material adverse effect upon such other parties.

(j) The right, in the name of Purchaser or its designee, to register, renew and extend copyrights, trademarks, patents and otherwise protect the rights granted herein and any or all tangible or intangible material of any kind or nature whatsoever created based upon the rights granted herein.

(k) The right to use characters from the Property in theme parks and other attractions.

(l) All rights, licenses, privileges and property to be granted to Purchaser hereunder shall be cumulative and Purchaser may exercise or use or not use any or all of said rights, licenses, privileges and properties together or separately. If Owner hereafter makes, publishes or permits to be made or published any revision, remake, adaptation, translation, dramatization, new issues or other versions of the Property, Purchaser shall have and Owner hereby grants to Purchaser without payment therefor (except as specifically provided for herein) all of the same rights therein as are herein granted Purchaser with respect to the Property.

8. **Copyright**. In the event that under any current or future copyright law of any jurisdiction, any of the rights in or to the Property acquired by Purchaser hereunder are subject to a right of reversion or termination (hereinafter the "Reverted Rights"), to the extent and as soon as legally permissible, Owner agrees to accord Purchaser a right of first negotiation and last refusal in connection therewith which shall operate as follows: At such time as such Reverted Rights are subject to reversion, Owner shall negotiate with Purchaser in good faith with respect to Purchaser's acquisition of such rights. If, following a period of thirty (30) consecutive days Owner and Purchaser are unable to enter into an agreement with respect to Purchaser's acquisition of such Reverted Rights, Owner may thereafter dispose of such Reverted Rights to any other person, subject to the following conditions: Owner shall not, at any time, have the right to dispose of such Reverted Rights at a price or upon terms or conditions less favorable to Owner than those embodied in the last proposal made by Owner to Purchaser during the aforesaid period of negotiation unless Owner first accorded to Purchaser the right to acquire the Reverted Rights from Owner by notifying Purchaser in writing of any bona fide offer which Owner has received and proposes to accept (hereinafter called the "Offer"), specifying in such notice all of the terms and conditions of said Offer, including the person or entities making the Offer. Purchaser shall have the right to acquire such Reverted Rights upon the same terms and conditions as set forth in the Offer, except that terms and conditions which Purchaser shall be obligated to accept in order to exercise such right of first refusal shall not include those terms and conditions specified in the Offer which cannot be met as easily by one person as by another, such as required employment or use of a certain Owner, star, or director. If Purchaser shall elect not to acquire such Reverted Rights, then Owner may dispose thereof, but only to the person and at the price and upon the terms and conditions specified in the Offer, it being understood and agreed that Owner may not dispose of such Reverted Rights to any other party or at a price or upon terms and conditions more favorable to such purchaser or assignee than those offered to Purchaser hereunder without again offering the same to Purchaser as provided herein.

9. **Additional Documents**. Owner agrees to execute at Purchaser's request any and all additional documents or instruments consistent herewith, including the short form option agreement attached hereto as Exhibit "A" and the short form assignments attached hereto as Exhibits "B" and "C", and to do any and all things reasonably necessary or desirable to effectuate the purposes of this Agreement. In connection therewith, Owner agrees to execute Exhibits "A," "B" and "C" simultaneously with Owner's execution of this Agreement. If such short-form assignments are undated, Purchaser is hereby authorized to date such short-form assignments and to file same in the United States Copyright office immediately upon exercise of the Option but not otherwise, and Purchaser represents and warrants it will to retain such Assignment unless and until the option is exercised. If Owner fails to do anything necessary or desirable to effectuate the purposes of this Agreement within ten business days after Purchaser's written request, including but not limited to renewing copyrights and instituting and maintaining actions for infringements of any rights herein granted Purchaser under copyright or otherwise, Owner hereby irrevocably appoints Purchaser as Owner's attorney-in-fact with the right but not the obligation to do any such things, to execute such documents or instruments, and to renew copyrights and institute and maintain actions in Owner's name and on Owner's behalf but for Purchaser's benefit, which appointment shall be coupled with an interest and shall be irrevocable. Purchaser will provide Owner with copies of any documents executed on Owner's behalf; however, a casual or inadvertent failure to do so shall not be deemed to be a breach.

10. **Screenplay Credit**. Writing credit shall be determined and accorded per the WGA Basic Agreement and Screen Credits Manual. No casual or inadvertent failure by Purchaser to accord such credit nor any failure by any third party shall be deemed to be a breach by Purchaser. In the event of such a failure, Purchaser shall exercise reasonable efforts to correct the failure on a prospective basis following receipt of written notice thereof from Owner. Purchaser will contractually obligate distributors to comply with its credit obligations.

11. **No Obligation to Exploit**. Nothing contained herein shall be construed as obligating Purchaser to exercise the Option or to develop, produce or distribute the Picture.

12. **Remedies**. With respect to any payment to be made to Owner hereunder, Owner agrees that should for any reason Purchaser fail to make such payment as herein provided, Purchaser shall not be deemed in default hereof unless and until, following such failure, Owner shall give Purchaser written notice demanding such payment and Purchaser shall have failed to make such payment within ten (10) business days after Purchaser's receipt of said notice. In any event, in the event of any breach or alleged breach of Purchaser's obligations under this Agreement, it is expressly agreed that Owner's sole remedy shall be to seek direct, compensatory money damages, in a court of competent jurisdiction and that in no event shall Owner be entitled to obtain any injunctive or other equitable relief (including, without limitation, rescission) or undertake any legal efforts to restrict the Purchaser's right to exploit the Property and in no event shall Owner have or be deemed to have a lien, charge or other encumbrance upon the rights granted herein or any exploitation thereof.

13. **Payments, Notices and Accountings**. All payments, notices, accountings and other data (collectively, the "Notices") from Purchaser to Owner or from Owner to Purchaser shall be sent to the address of the applicable party set forth on the front page of this Agreement or at such other address as Owner and Purchaser may from time to time designate in writing. All Notices required or desired to be sent, delivered or served hereunder shall be delivered in person to the addressee or deposited in the mails of the United States, postage prepaid, or telexed or deposited in a telegraph office with all charges prepaid or provided for or telecopied. If any of the Notices are sent by mail of the United States, the Notices shall be deemed served or made or delivered on the date 3 days after the date of deposit in the mail of the United States or the date of such telex or deposit in a telegraph office or telecopied, as applicable.

14. **Assignment**. Purchaser may assign and transfer this Agreement or all or any part of its rights hereunder in writing to any person, firm or corporation, without limitation and, Purchaser shall be relieved of its obligations hereunder. Notwithstanding the foregoing, no such assignment shall relieve Purchaser of its obligations hereunder unless the assignee is a "major" United States producer or distributor of motion pictures and/or United States television network (as those terms are commonly understood in the motion picture and/or television industries at the time), or unless Owner approved of warranties and other not inconsistent provisions customarily included in such formal literary purchase agreements, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, representatives, assigns and licensees and may not be modified or amended except by a writing signed by both parties. Paragraph headings in this Agreement are for convenience only and shall not be used in the interpretation or construction of this Agreement. Neither Purchaser's entering into this Agreement, nor anything herein contained, nor submissions of the Property to Purchaser, shall be construed to be prejudicial to, or operate in derogation of, any rights, licenses, privileges or property which Purchaser may enjoy or be entitled to with respect to the Property and the rights therein as a member of the general public, as though this Agreement were not in existence. It is expressly agreed that Purchaser shall not be hereby assuming any of Owner's liabilities or obligations of any kind or nature whatsoever to third parties in connection with the Property. This Agreement shall be interpreted, construed and governed in all respects under the laws of the State of California applicable to agreements executed and intended to be wholly performed within said State and the parties hereby consent to the jurisdiction of the courts of the State of California, and Owner hereby submits and agrees to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California in any action or proceeding relating to the subject matter of this Agreement.

Very truly yours,

Mark Williams Films, LLC

By: ______________________

ACCEPTED AND AGREED:

____
Louis Rosenberg

2/20/17
Date of execution

____
Joe Rosenbaum

2/20/17
Date of execution

EXHIBIT "C"

SHORT FORM ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS that for valuable consideration (the receipt of which is now acknowledged) the undersigned LOUIS ROSENBERG and JOE ROSENBAUM ("the Author") HEREBY GRANTS AND ASSIGNS to MARK WILLIAMS FILMS, LLC ("the Company") for the full period of copyright including all renewals, reversions, revivals and extensions thereof now vested in or capable of being acquired by the Author all rights throughout the world in all languages in and to and in connection with a certain unpublished screenplay entitled "THE MANUSCRIPT" ("the Work"). The grant and assignment of rights set forth herein shall be effective only upon the Company's exercise of the option granted to it pursuant to the Writer's Agreement (as hereinafter defined)

TOGETHER with the right to institute and prosecute such proceedings and do such acts and things as the Company in its absolute discretion deems expedient to protect the rights granted by a certain writer's agreement dated February 20, 2017 between the Author and the Company ("the Writer's Agreement") made between the Author and the Company and to recover damages for any infringement of such rights and if necessary to use the name of the Author in connection with any of the aforesaid purposes

AND the Author further agrees that (s)he will perform all such acts and take all such proceedings and execute all such documents as may be necessary to renew any and all copyrights now or hereafter secured upon the Work and after such renewal or any extension of copyright to assign to the Company without any further payment the rights described in the said Writer's Agreement for the full period during which such renewal or extension is effective

The Author (recognizing the needs of film and television production) expressly and irrevocably waives (subject to any right to credit in respect of the Work expressly granted to the Writer under this Agreement) the benefit of any provision of law known as "droit moral" or any similar law whether now or in the future in force in any territory of the world to which the Writer is or may be entitled to and (without

ASSIGNMENT & ASSUMPTION AGREEMENT

THIS ASSIGNMENT & ASSUMPTION AGREEMENT (the "Assignment") is made and entered into as of August 21, 2017 (the "Effective Date") between Mark Williams Films, LLC ("MWF") and The Manuscript Productions, LLC ("Company").

WHEREAS, MWF entered into that certain letter agreement ("Agreement") with Louis Rosenberg and Joe Rosenbaum (collectively "Writers") dated February 20, 2017 whereby Writers granted to MWF the exclusive option to purchase all right title and interest, as more specifically set forth in the Agreement, in and to the that certain screenplay written by Writers and currently entitled "The Manuscript" ("Property"); and

WHEREAS, MWF desires to assign to Company all of its rights, title, interest, obligations and liabilities in, to and under the Agreement;

WHEREAS, Company desires to acquire and assume all such rights, title, interest, obligations and liabilities of MWF in, to and under the Agreement; and.

WHEREAS, Company is in a position to fully perform all obligations that may exist under the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

1. In consideration of the payment of Five Hundred Dollars ($500) payable upon execution hereof by MWF, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MWF hereby assigns, grants and transfers to Company all of MWF's rights, title, interest, obligations and liabilities in, to and under the Agreement.

2. MWF represents and warrants that (a) MWF has not sold, transferred, assigned or otherwise disposed of any of its right, title or interest in or to the Agreement; (b) MWF has the right to enter into and perform this Assignment; (c) there are no liens or encumbrances on the Agreement; and (d) MWF has not done or omitted to do any act or thing that will impair, alter or diminish the Agreement or the rights assigned to Company herein. MWF shall defend, indemnify and otherwise hold Company, its officers, managers, members, employees, agents, representatives, affiliates, licensees, successors and assigns, free and harmless from and against any and all liabilities, claims, demands, damages and costs (including reasonable attorneys' fees and costs) arising out of or resulting from any breach by MWF of its representations and warranties contained herein.

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